PRICING SUPPLEMENT
(To Prospectus Supplement dated June 16, 1998 and Prospectus dated June 5, 1998)

                                   [CFC LOGO]

                                  $230,000,000

                            National Rural Utilities
                        Cooperative Finance Corporation

                              5.75% Notes Due 2008
--------------------------------------------------------------------------------

This is a public offering by National Rural Utilities Cooperative Finance Corporation of $230,000,000 of 5.75% Notes due December 1, 2008. Interest is payable on June 1 and December 1 of each year, beginning June 1, 1999.

The Notes may not be redeemed prior to maturity.

The Notes should be delivered on or about December 4, 1998 through the book-entry facilities of the Depository Trust Company.

                                                              PER NOTE      TOTAL
                                                              --------   ------------
Public Offering Price.......................................  99.903%    $229,776,900
Underwriting Discount.......................................   0.650%       1,495,000
Proceeds to National Rural Utilities
  Cooperative Finance Corporation...........................  99.253%    $228,281,900

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Pricing Supplement or the attached Prospectus Supplement or Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                          Joint Book-Running Managers:

LEHMAN BROTHERS                                              MERRILL LYNCH & CO.

December 1, 1998

You should rely only on the information contained or incorporated by reference in this Pricing Supplement or the attached Prospectus Supplement or Prospectus. No one has been authorized to provide you with different information. You should not assume that the information contained in this Pricing Supplement or the attached Prospectus Supplement or Prospectus is accurate as of any date other than the date on the front cover of the document. We are not making an offer of these Medium-Term Notes in any state where the offer is not permitted.
                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                        PRICING SUPPLEMENT
Use of Proceeds.............................................   P-3
Description of Medium-Term Notes............................   P-3
Underwriting................................................   P-3

                      PROSPECTUS SUPPLEMENT
                         (JUNE 16, 1998)
Description of Medium-Term Notes............................   S-2
Plan of Distribution........................................  S-15

                            PROSPECTUS
                          (JUNE 5, 1998)
Available Information.......................................     2
Documents Incorporated by Reference.........................     2
The Company.................................................     3
Use of Proceeds.............................................     4
Description of Securities...................................     4
Description of Warrants.....................................    11
Limitations on Issuance of Bearer Securities................    12
United States Taxation......................................    12
Plan of Distribution........................................    18
Legal Opinions..............................................    19
Experts.....................................................    19

                                USE OF PROCEEDS

     The net proceeds from the sale of the Medium-Term Notes offered hereby are estimated to be $228,081,900 ($228,281,900 proceeds to National Rural Utilities Cooperative Finance Corporation ("CFC") less estimated issuance costs of $200,000). The proceeds will be used by CFC to repay short-term indebtedness, primarily commercial paper issued through dealers at varying rates, incurred to make loan advances to its Members, and for general corporate purposes.

                        DESCRIPTION OF MEDIUM-TERM NOTES

     The Medium-Term Notes offered hereby will be "Notes" as described in "Description of the Medium-Term Notes" in the accompanying Prospectus.

     The Medium-Term Notes will be issued in an initial aggregate principal amount of $230,000,000. They will bear interest from December 4, 1998 at the rate set forth on the cover page of this Pricing Supplement. They will mature on December 1, 2008. Interest on the Medium-Term Notes will be payable semi-annually in arrears in equal installments on June 1 and December 1 of each year, commencing on June 1, 1999, to the persons in whose names the Medium-Term Notes are registered at the close of business on the preceding May 15 or November 15, as the case may be. Interest on the Medium-Term Notes will be computed on the basis of a 360-day year of twelve 30- day months. The Medium-Term Notes will not be redeemable prior to maturity and will not be entitled to the benefit of any sinking fund. CFC may issue additional Medium-Term Notes with the same terms as the Medium-Term Notes (other than the price, the yield, and the first date from which interest accrues or the first interest payment date) which may form a single class with the Medium-Term Notes.

                                  UNDERWRITING

     The Underwriters named below have severally agreed to purchase, and CFC has agreed to sell to them, severally, the principal amounts of Medium-Term Notes (the "Notes") indicated below. The Underwriting Agreement provides that the several obligations of the Underwriters are subject to certain conditions as therein set forth. The Underwriters will be obligated to purchase all the Notes if any of the Notes are purchased.

                                                                PRINCIPAL
                                                                AMOUNT OF
      UNDERWRITER                                             NOTES DUE 2008
      -----------                                             --------------
Lehman Brothers Inc. .......................................   $115,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated .........    115,000,000
                                                               ------------
                                                               $230,000,000
                                                               ============

     CFC has been advised by the Underwriters that the Underwriters propose to offer the Notes to the public initially at the offering price set forth on the cover of this Pricing Supplement and to certain dealers at such price less a selling concession of 0.40% of the principal amount on the Notes. The Underwriters may allow and each such dealer may reallow to other dealers a concession not exceeding 0.20% of the principal amount of the Notes. After the initial public offering, such public offering price and such concessions and reallowances may be changed.

     In connection with the offering made hereby, the Underwriters may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes, and short positions created by the Underwriters involve the sale by the Underwriters of a greater aggregate principal amount of Notes than they are required to purchase from CFC. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Notes sold in the offering may be reclaimed by the Underwriters if such Notes are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The Notes are a new issue of securities with no established trading market. CFC has been advised by the Underwriters that they intend to make a market in the Notes but are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes. The Notes will not be listed on any securities exchange.

     CFC has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933.

     In the ordinary course of their respective businesses, the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with CFC and its affiliates.

     See "Plan of Distribution" in the attached Prospectus Supplement and Prospectus for further information regarding the distribution of the Notes.

                                  [CFC LOGO]

                           NATIONAL RURAL UTILITIES
                       COOPERATIVE FINANCE CORPORATION

                                 $230,000,000

                             5.75% NOTES DUE 2008

                         ---------------------------
                              PRICING SUPPLEMENT
                               December 1, 1998
                         ---------------------------

LEHMAN BROTHERS                                              MERRILL LYNCH & CO.